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                      METROPOLITAN LIFE INSURANCE COMPANY
                               (A Stock Company)

                               [200 Park Avenue
                              New York, NY 10166]

                           DEFERRED VARIABLE ANNUITY

                       MODIFIED SINGLE PURCHASE PAYMENT
                         VARIABLE ACCUMULATION VALUES
                         FIXED ANNUITY INCOME PAYMENTS
                    GUARANTEED WITHDRAWAL BENEFIT FOR LIFE
                               NONPARTICIPATING

Metropolitan Life Insurance Company (also referred to as "MetLife", "we", "us" or "our") agrees to pay guaranteed withdrawal amounts starting after the youngest Annuitant reaches the Minimum Lifetime Income Age and monthly fixed Annuity Income to the Owner(s) starting on the Annuity Date. The value we use to determine the guaranteed withdrawal benefit is established for the sole purpose of determining the guaranteed withdrawal benefit and is not available as a lump sum for withdrawal or to determine other guaranteed benefits.

These agreements are subject to all the provisions of this Contract.

This Contract has been issued in consideration of the single Purchase Payment.

We assess a daily Mortality and Expense Charge at an annual rate of [1.90%] against the assets of a Contract issued with one Annuitant and [2.05%] against the assets of a Contract issued with two Annuitants.

DEATH BENEFITS, WITHDRAWAL VALUES AND ANY OTHER CONTRACT VALUE PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE, MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. (SEE CONTRACT VALUE, PAGE 11).

Signed for the Company.

     [Illegible]                        /s/ C. Robert Henrikson
     ---------------------              ------------------------
     [Jeffrey A. Welikson               C. Robert Henrikson
     Secretary                          President]

                         RIGHT TO RETURN THE CONTRACT

When this Contract is issued, You have 10 days after You receive it from us to examine it, unless it is a replacement Contract, in which case You have 60 days. Within this applicable period of time, You can return the Contract to us for any reason by mailing or delivering the Contract either to us or the agent who sold it. Return of this Contract by mail is effective on being postmarked, properly addressed and postage prepaid. If You do, the Contract will be canceled and will be void from the beginning. If You cancel a Qualified Contract during the 10 day period after you receive it, we will promptly refund the greater of your Contract Value plus any deductions made for premium taxes or your Purchase Payment. For any other cancellation, we will refund your Purchase Payment, including any fees and charges deducted from the Purchase Payment that is allocated to the Variable Account, plus or minus the investment

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performance of the Contract. If your Free Look Period ends on a non-Business
Day, the next Business Day will be used.

                      PLEASE READ YOUR CONTRACT CAREFULLY
                 This is a legal contract between you and us.

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                         GUIDE TO CONTRACT PROVISIONS

                                                                           Page
CONTRACT SCHEDULE                                                            4

GLOSSARY                                                                     7

CHARGES UNDER THE CONTRACT                                                   9

PURCHASE PAYMENTS                                                           10
   Application and Purchase Payment
   Purchase Payments Made With Returned Checks or Unfunded Electronic
     Funds Transfers
   Investment Allocation of Your Purchase Payment

CONTRACT VALUE                                                              11
   Contract Value

THE VARIABLE ACCOUNT                                                        11
   Variable Account
   Investment Options

MAKING EXCHANGES AMONG INVESTMENT OPTIONS                                   12
   General
   Effective Date of Exchanges Among Investment Options
   Market Timing

VALUATION PERIOD, TOTAL RETURN, ACCUMULATION UNITS AND ACCUMULATION UNIT
VALUE                                                                       14
   Valuation Period
   Total Return for an Investment Option
   Accumulation Units and Accumulation Unit Value

WITHDRAWALS                                                                 15

GUARANTEED WITHDRAWAL BENEFIT FOR LIFE                                      16
   GWB Amount
   GWB Value
   Withdrawals Before Youngest Annuitant Reaches Minimum Lifetime Income
     Age
   Withdrawals in Excess of Annual GWB Amount
   Systematic Withdrawal Program and MRD Withdrawals for Qualified
     Contracts
   Conversion to Annuity Income of GWB Amount Payments

DEATH BENEFIT DURING THE ACCUMULATION PHASE                                 22
   Proof of Death

REQUIRED DISTRIBUTIONS UPON DEATH OF OWNER                                  24

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                         GUIDE TO CONTRACT PROVISIONS

                                                                           Page
SPECIAL RULES FOR CONTRACT HELD BY REVOCABLE GRANTOR TRUST                  24

ANNUITY PROVISIONS                                                          25
   Annuity Date
   Annuity Income Options
   GWB Withdrawals and Annuity Income
   Frequency and Amount of Annuity Income
   Annuity Income Purchase Rates
   Qualified Contracts

OWNERS, ANNUITANTS AND BENEFICIARIES                                        30
   Owners
   Annuitants
   Beneficiaries

GENERAL PROVISIONS                                                          32
   Entire Contract
   Written Notice to the Annuity Service Center
   Misstatement of Age or Sex
   Reports to Owner(s)
   Protection of Proceeds
   Postponement of Payments
   Basis of Values
   Non-Participating
   Modification of the Contract
   Assignment
   Notification of Death
   Proof of Survival

ANNUITY TABLES                                                              36

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                                   GLOSSARY

ACCUMULATION UNIT - A unit of interest in an Investment Option.

ACCUMULATION UNIT VALUE - The value of a particular Accumulation Unit at a particular time.

ANNUITANT OR ANNUITANTS - The person(s) designated by the Owner(s) whose age and life determine eligibility for benefits under the Guaranteed Withdrawal Benefit For Life provision and the annuity provisions.

ANNUITY SERVICE CENTER - The Annuity Service Center is identified in the Contract Schedule, and we reserve the right to change the Annuity Service Center by written notice to you.

ANNUITY DATE - The date on which Annuity Income begins. We show this date on the Contract Schedule.

ANNUITY INCOME - The series of payments made to the Owner or other named payee after the Annuity Date under the Annuity Income Option elected.

ATTAINED AGE - The age of any Owner or Annuitant on his/her last birthday.

BENEFICIARY OR BENEFICIARIES - The person or persons you name to receive money from the Contract if all the Owners and Annuitants die.

BUSINESS DAY - Each day that the New York Stock Exchange is open for business. The Variable Account will be valued each Business Day. A Business Day ends as of the close of regular trading on the New York Stock Exchange (normally 4 p.m. Eastern Time).

CODE - The Internal Revenue Code of 1986, as amended.

COMPANY - Metropolitan Life Insurance Company.

CONTRACT ANNIVERSARY - The same month and day as the Contract Date in each later year.

CONTRACT DATE - The date your Contract becomes effective. We show this date on the Contract Schedule.

CONTRACT VALUE - The total amount attributable to a Contract at any time before the Annuity Date.

CONTRACT YEAR - A year that starts on the Contract Date or a Contract Anniversary and ends at the close of business on the day before the next Contract Anniversary.

EXCHANGES - Transfers of values among the Investment Options.

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FREE LOOK PERIOD - The 10-day period, or longer if required by state law, from when you receive the Contract to examine it and return to us at our Annuity Service Center for any reason.

FUNDS - The mutual fund portfolios in which the Investment Options invest.

GROSS WITHDRAWAL - The amount by which a withdrawal reduces the Contract Value. Such amount may include a Surrender Charge and taxes.

GUARANTEED WITHDRAWAL BENEFIT AMOUNT ("GWB AMOUNT") - The amount you are eligible to withdraw each Contract Year after the youngest Annuitant reaches the Minimum Lifetime Income Age shown on the Contract Schedule.

GUARANTEED WITHDRAWAL BENEFIT VALUE ("GWB VALUE") - The value we use to determine your GWB Amount.

INVESTMENT OPTIONS - The Subaccounts of the Variable Account to which the Contract Value may be allocated. Each Subaccount invests exclusively in the shares of one Fund.

IRA - This term refers generally to both an Individual Retirement Account and an Individual Retirement Annuity as defined in sections 408(a) and
(b) respectively, of the Code. When it is used to refer to a Qualified Contract, it means a Contract that qualifies as an Individual Retirement Annuity as defined in section 408(b) of the Code.

MINIMUM LIFETIME INCOME AGE - The minimum age when the youngest Annuitant is eligible to withdraw the GWB Amount. We show this age on the Contract Schedule.

MONEY MARKET PERIOD - The period of time that we allocate your Purchase Payment to the Money Market Portfolio equal to 15 days.

NON-QUALIFIED CONTRACT - A contract other than a Qualified Contract. This type of Contract may be purchased with money from any source.

NOTICE - Any form of communication providing information we need, either in signed writing or another manner that we approve in advance. All Notices to us must be sent to our Annuity Service Center and received in good order. To be effective for a Business Day, a Notice must be received in good order prior to the end of that Business Day.

OWNER(S) - also "You", "you" or "Your", "your" - The person(s) or entity who has the ownership rights and privileges under the Contract. If Joint Owners purchase the Contract, they must be spouses. Once the Contract is issued, the Owner(s) may not be changed or removed, except as otherwise provided in the Contract.

QUALIFIED CONTRACT - A Contract that qualifies as an Individual Retirement Annuity under Section 408(b) of the Code.

PURCHASE PAYMENT - The single premium amount you invest in a Contract before any deduction for premium taxes.

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SUBACCOUNTS - The divisions of the Variable Account, each of which invests exclusively in the shares of one Fund.

TOTAL RETURN - A measure of the investment performance for an Investment Option from one Valuation Period to the next.

VALUATION PERIOD - The period of time between one determination of the value of Accumulation Units to the next determination. We make determinations as of the close of each Business Day.

WITHDRAWAL PERCENTAGE - The percentage we use to determine the GWB Amount for your Contract each Contract Year. The first withdrawal you make after the youngest Annuitant reaches the Minimum Lifetime Income Age will determine the Withdrawal Percentage for the duration of your Contract.

                          CHARGES UNDER THE CONTRACT

The following are all the charges we make under your Contract.

(1)Mortality and Expense Charge. We assess a daily charge against each Contract's assets in the Variable Account at the annual rate shown on your Contract Schedule. This charge includes charges associated with the Guaranteed Withdrawal Benefit For Life.

(2)Surrender Charge. We assess the Surrender Charge shown on the Contract Schedule for withdrawals made during the Surrender Charge period shown on your Contract Schedule. The Surrender Charge is assessed against the amount you request to be withdrawn. No Surrender Charge will apply to (i) any eligible GWB Amount withdrawal, (ii) withdrawals from a Qualified Contract that are necessary to comply with the minimum required distributions under the Code and are taken as part of a Systematic Withdrawal Program offered by us, or (iii) withdrawals that are required following the death of an Owner. A Surrender Charge will not be assessed on any portion of the Contract Value allocated to provide Annuity Income commencing on the Annuity Date.

(3)Premium and Other Taxes. Any taxes paid by us to any governmental entity relating to this Contract may be deducted from the Purchase Payment or Contract Value when incurred. We will, at our sole discretion determine when taxes relate to the Contract, including when they have resulted from the investment experience of the Variable Account; receipt by us of the Purchase Payment; or commencement of annuity payments. We may, at our sole discretion, pay taxes when due and deduct that amount from the Contract Value at a later date. Payment at an earlier date does not waive any right we may have to deduct amounts at a later date. We will deduct any withholding taxes or other taxes required by applicable law.

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                               PURCHASE PAYMENTS

APPLICATION AND PURCHASE PAYMENT

To purchase a Contract, you must generally make a single Purchase Payment of at least the Minimum Purchase Payment amount shown on the Contract Schedule.

We will apply the Purchase Payment to the purchase of a Contract within two Business Days after we receive the application and Purchase Payment in good order at our Annuity Service Center.

The address of our Annuity Service Center is shown on the Contract Schedule. The date that we first credit your Purchase Payment or a portion thereof and on which your Contract becomes effective is the Contract Date. Additional Purchase Payments are not allowed.

If more than one annuity contract or life insurance policy is being exchanged, or if your Purchase Payment will be paid from different sources (e.g. personal check and proceeds from a brokerage account), we will allow the proceeds to be used as the Purchase Payment for the Contract. We reserve the right to refuse to accept any portion of the Purchase Payment not received by the Company within 90 days of the Contract Date.

We reserve the right to revoke the Contract if proceeds from all of the exchanged annuity contracts or life insurance policies or other different sources do not equal, in the aggregate, the Minimum Purchase Payment. The Minimum Purchase Payment is shown on your Contract Schedule. If the Contract is revoked, we will return the Contract Value without application of any Surrender Charges.

We will request any information needed to complete the application in good order. If your application remains incomplete or otherwise unacceptable to the Company for five Business Days, we will generally return your Purchase Payment. We will not return your Purchase Payment only if we obtain your specific permission to retain the Purchase Payment until your application is finalized.

PURCHASE PAYMENTS MADE WITH RETURNED CHECKS OR UNFUNDED ELECTRONIC FUNDS
TRANSFERS

If you make a Purchase Payment with a check that is returned to us unpaid for any reason, or if your Purchase Payment is made by an electronic funds transfer that is later reversed, we will (1) reverse the transaction; and (2) if the reversal results in a loss to us of more than $1,000 to us, redeem a sufficient number of Accumulation Units from the Investment Options at the current Accumulation Unit Values to reimburse us for the amount of the loss. We will take money proportionately from all your Investment Options. If your Contract Value is less than you owe us we may take legal action against you to recover any remaining losses.

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INVESTMENT ALLOCATION OF YOUR PURCHASE PAYMENTS

You choose how to allocate your Purchase Payment among the available Investment Options and the percentage to be allocated to each. Allocation instructions may be expressed in dollars or in percentages. All instructions must be in whole numbers, not decimals or fractions. Instructions may be unclear or incomplete if percentage allocations do not total 100% or for some other reason. In the case of incomplete or unclear instructions, we will not be responsible for changes in unit values or for lost market opportunities. Unless we otherwise agree, you may not choose to allocate your Purchase Payment or Contract Value to the Money Market Investment Option at any time.

During the Contract's Money Market Period, we will allocate your Purchase Payment to the Money Market Investment Option if your Contract is a Qualified Contract. At the end of the Money Market Period, we will transfer your Contract Value to the other Investment Options in accordance with your most recent allocation instructions.

At the time any Purchase Payment is invested in an Investment Option, we credit a number of Accumulation Units to your Contract based on each Investment Option's current Accumulation Unit Value.

                                CONTRACT VALUE

CONTRACT VALUE

The Contract Value is the total amount attributable to your Contract at any time before the Annuity Date. It is the sum of your interests in Accumulation Units of the Investment Options. The amount of the Contract Value is not guaranteed. It will vary with the investment performance of the Investment Options in which your Contract Value is allocated.

                             THE VARIABLE ACCOUNT

VARIABLE ACCOUNT

The Variable Account is described in the Contract Schedule.

We are the legal owner of the assets in the Variable Account. As required by law, however, the assets of the Variable Account are kept separate from our general account assets and from any other separate accounts we may have. Variable Account assets may not be charged with liabilities from any other business we conduct.

The assets in the Variable Account will always be at least equal to the reserves and other liabilities of the Variable Account. If the assets exceed the required reserves and other liabilities, we may transfer the excess to our general account. We are obligated to pay all benefits provided under the Contracts.

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We reserve the right to operate the Variable Account as a management investment company under the Investment Company Act of 1940 or its successor or any other form permitted by law. We may deregister the Variable Account under such Act in the event such registration is no longer required.

We reserve the right to transfer assets of the Variable Account to another account, and to modify the structure or operation of the Variable Account, subject to obtaining any necessary regulatory approvals. If we do so, we guarantee that such modification will not affect your Contract Value.

INVESTMENT OPTIONS

Each Investment Option is a part of the Variable Account. Each Investment Option invests in a single underlying Fund. On the Contract Date, the Investment Options are those listed on the Contract Schedule. We may make additional Investment Options available to you from time to time. You bear the full investment risk for amounts invested in the Investment Options.

We reserve the right to prohibit or otherwise limit further allocations to an Investment Option, to eliminate an Investment Option, to combine two or more Investment Options, to substitute one Investment Option for another Investment Option or to substitute a new mutual fund for the mutual fund in which an Investment Option invests.

A substitution of Fund may become necessary if, in our judgment, a Fund is no longer available for investment or no longer suits the purposes of the Contracts. We will obtain approval for any substitution from the SEC and any other regulatory agency to the extent legally required.

                   MAKING EXCHANGES AMONG INVESTMENT OPTIONS

GENERAL

Before the Annuity Date, you may make transfers of value ("Exchanges") among the available Investment Options by Notice to us.

Excessive Exchanges can disrupt the ability of a Fund to achieve its investment objective and increase the Fund's expenses. We reserve the right to limit the number of days on which you can make Exchanges to the Maximum Number of Exchange Days as stated on the Contract Schedule each Contract Year. We reserve the right to assess an Exchange Fee as stated on the Contract Schedule if the number of Exchanges in a Contract Year exceeds the Maximum Number of Exchange Days. The Exchange Fee is deducted from the Investment Option from which the Exchange is made. However, if the entire interest in an Investment Option is being transferred, the Exchange Fee will be deducted from the amount which is transferred. You may be further limited as described below in the MARKET TIMING provision of this Contract.

Your request to make an Exchange may be expressed in terms of dollars, such as a request to move $5,000 from one Investment Option to another. You may also request

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a percentage reallocation among Investment Options. Percentage requests must be made in whole numbers. If you have less than the Minimum Amount To Be Transferred shown on the Contract Schedule in an Investment Option, you may transfer your entire interest in the Investment Option. Otherwise, you must transfer at least the Minimum Amount To Be Transferred.

EFFECTIVE DATE OF EXCHANGES AMONG INVESTMENT OPTIONS

Any redemption from an Investment Option that is part of an Exchange among Investment Options will be effected as of the end of the Valuation Period in which we receive Notice.

Generally, the purchase of Accumulation Units in other Investment Options with the proceeds of the redemption will occur at the same time. However, the right to make any Exchange will be limited by any terms and conditions in effect at the time of the Exchange. For example, if your Exchange involves (1) moving from an Investment Option that invests in an equity Fund that is in an illiquid position due to substantial redemptions or exchanges that require it to sell portfolio securities in order to make funds available, or (2) moving to an Investment Option that invests in a Fund that accrues dividends on a daily basis and requires federal funds before accepting a purchase order, then there may be a delay in crediting the amount that is moving to the new Investment Option. To the extent permitted by applicable law, we may defer the Exchange privilege at any time that we are unable to purchase or redeem shares of any of the Investment Options under the Variable Account.

MARKET TIMING

Your right to make transfers or exchanges (Exchanges) is subject to limitations or modification by us if we determine that, in our sole opinion, the exercise of the right by you or you and one or more owners with interests in the Investment Options is, or would be, to the disadvantage of other owners or the Funds. Restrictions may be applied in any manner reasonably designed to prevent any use of the Exchange right that is considered by us to be to the disadvantage of other owners or the Funds. We will notify you, in writing of any restrictions on Exchanges. A limitation or modification could be applied to Exchanges to, or from, one or more of the Investment Options and may include:

    (1)the requirement of a minimum of 30 days between each Exchange and no more than 12 Exchanges per Contract Year;

    (2)not accepting an Exchange request from a third party acting under authorization on behalf of more than one contract owner;

    (3)requiring that You deliver by U.S. Mail (or by any other form of delivery to which we agree) an originally executed written request for an Exchange to our Annuity Service Center;

    (4)any restriction imposed by an underlying Fund;

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    (5)not accepting Exchange instructions of individual owners who have executed pre-authorized transfer forms which are submitted by market timing firms or other third parties on behalf of more than one owner.

Frequent requests from owners to make Exchanges may dilute the value of a Fund's shares if the frequent Exchanges involve an attempt to take advantage of pricing inefficiencies created by a lag between a change in the value of the securities held by a Fund and the reflection of that change in the Fund's share price ("arbitrage trading"). Regardless of the existence of pricing inefficiencies, frequent Exchanges may also increase brokerage and administrative costs of the underlying Funds and may disrupt Fund management strategy, requiring a Fund to maintain a high cash position and possibly resulting in lost investment opportunities and forced liquidations ("disruptive trading"). Accordingly, arbitrage trading and disruptive trading activities (referred to collectively as "market timing") may adversely affect the long-term performance of the Funds, which may in turn adversely affect contract owners and other persons who may have an interest in the Contracts (e.g., Annuitants and Beneficiaries). To this end, we may restrict Exchanges to deter market timing.

            VALUATION PERIOD, TOTAL RETURN, ACCUMULATION UNITS AND
                            ACCUMULATION UNIT VALUE

VALUATION PERIOD

The Valuation Period is the period of time between one determination of the value of Accumulation Units to the next determination. We make determinations as of the close of business on each Business Day.

TOTAL RETURN FOR AN INVESTMENT OPTION

The Total Return for an Investment Option is a measure of the investment performance for an Investment Option from one Valuation Period to the next. An Investment Option's Total Return depends on the performance of the Fund in which the Investment Option invests.

We determine the Total Return for an Investment Option at the end of each Valuation Period. Such determinations are made as of the close of business each Business Day. The Total Return reflects the investment performance for the Investment Option for the Valuation Period and is net of the asset charges to the Investment Option.

The Total Return for an Investment Option can be greater or less than one. Therefore, the value of an Accumulation Unit in an Investment Option may increase or decrease.

The Total Return for an Investment Option for a Valuation Period is determined by adding (a) and (b), subtracting (c) and dividing the result by (a) where:

    (a) is the value of the assets of the Investment Option at the end of the preceding Valuation Period;

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    (b)  is the investment income and capital gains, realized or unrealized, credited to the Investment Option during the current Valuation Period;

    (c)  is the sum of:

         (1)the capital losses, realized or unrealized, charged to the Investment Option during the current Valuation Period plus any amount charged or set aside for taxes during the current Valuation Period;

         PLUS

         (2)the deduction from the Investment Option during the current Valuation Period at the daily equivalent to an annual rate equal to the Mortality and Expense Charge shown on the Contract Schedule.

ACCUMULATION UNITS AND ACCUMULATION UNIT VALUE

When a Purchase Payment is invested, we credit a number of Accumulation Units. An Accumulation Unit is a unit of measure for an Investment Option. The Accumulation Unit Value for an Investment Option is the value of one Accumulation Unit of that Investment Option at a particular time.

We determine the number of Accumulation Units to credit by dividing the dollar amount allocated to an Investment Option by the value of one Accumulation Unit for that Investment Option as of the end of the Valuation Period.

The value of each Investment Option's Accumulation Units changes with the Total Return of the Investment Option each Business Day.

Any withdrawal from or transfer out of an Investment Option reduces the number of Accumulation Units. Any allocation or transfer into an Investment Option will increase the number of Accumulation Units in that Investment Option.

                                  WITHDRAWALS

Any time before the Annuity Date, you may make a complete or partial withdrawal of your Contract Value.

You may request withdrawals by Notice to us. We will send you the requested withdrawal amount less any applicable Surrender Charge and Premium and Other Taxes deducted. You must send us Notice from all the Owners to make a complete withdrawal.

If you request a partial withdrawal, you may choose the dollar amount or percentage to be withdrawn from each Investment Option. You may specify by Notice to us where to take the money for a partial withdrawal. If no election is made, we will take the withdrawal proportionately from your interests in the Investment Options.

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Partial withdrawals before the youngest Annuitant reaches the Minimum Lifetime
Income Age or withdrawals that exceed the Guaranteed Withdrawal Benefit Amount allowed under the Guaranteed Withdrawal Benefit For Life feature may significantly impact the Guaranteed Withdrawal Benefit Amount by proportionally reducing the value upon which the benefit is determined.

In the case of jointly owned Contracts, all withdrawal proceeds will be made payable to both Owners.

We will normally pay you the net amount of any complete or partial withdrawal within seven days after we receive the withdrawal request at the Annuity Service Center. The net amount is the amount of the withdrawal less any applicable Surrender Charge and Premium and Other Taxes deducted. We may defer payment from the Investment Options for longer than seven days under certain limited circumstances described in the POSTPONEMENT OF PAYMENT provision of this Contract.

                    GUARANTEED WITHDRAWAL BENEFIT FOR LIFE

When the youngest Annuitant reaches the Minimum Lifetime Income Age shown on the Contract Schedule, you are eligible to withdraw a specific amount each Contract Year called the Guaranteed Withdrawal Benefit Amount ("GWB Amount"). No benefit is payable until the youngest Annuitant reaches the Minimum Lifetime Income Age. The Annuitant(s) are shown on the Contract's Schedule.

The GWB Amount, described below, is available for withdrawal each Contract Year during the Annuitant(s)' lifetime regardless of the amount in your Contract Value. You may make partial withdrawals up to the GWB Amount during the Contract Year.

You are not required to make any withdrawals. However, unused portions of the GWB Amount in a Contract Year are not cumulative and do not carry over into future Contract Years.

The GWB Amount is determined at the start of each Contract Year by multiplying the Guaranteed Withdrawal Benefit Value ("GWB Value"), described below, by the Withdrawal Percentage shown on the Contract Schedule.

GWB AMOUNT

Once the youngest Annuitant reaches the Minimum Lifetime Income Age, your first withdrawal will determine which Withdrawal Percentage shown on the Contract Schedule applies to your Contract. This Withdrawal Percentage will never change. If the Contract has two Annuitants on the Contract Date and one Annuitant dies before a Withdrawal Percentage is determined, the age of the surviving Annuitant will be used to determine the applicable Withdrawal Percentage.

The initial GWB Amount is determined by multiplying the applicable Withdrawal Percentage by the GWB Value. Once the GWB Amount is determined for a Contract

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Year, it will not change for the rest of that Contract Year. Before the youngest Annuitant reaches the Minimum Lifetime Income Age, the GWB Amount is zero.

On each subsequent Contract Anniversary, the GWB Amount may change. On each Contract Anniversary, a new GWB Amount will be calculated by multiplying the Withdrawal Percentage, determined as described above, by the GWB Value on that same Contract Anniversary.

Each time you make a withdrawal, your Contract Value will be reduced by the amount of the withdrawal. However, if total withdrawals in any Contract Year exceed the GWB Amount for that same Contract Year, there will be a proportionate reduction in your GWB Value as described below which may result in a lower GWB Amount in future Contract Years.

GWB VALUE

The GWB Value is a value that is used to determine the GWB Amount each Contract Year. Your Contract will have a GWB Value before the date the youngest Annuitant reaches the Minimum Lifetime Income Age, and during that time the GWB Value may increase or decrease as described below.

The GWB Value on the Contract Date is equal to the Purchase Payment.

If you make withdrawals before the youngest Annuitant reaches the Minimum Lifetime Income Age, the GWB Value will be reduced as described below in the WITHDRAWALS BEFORE YOUNGEST ANNUITANT REACHES THE MINIMUM LIFETIME INCOME AGE provision of this Contract.

If you make withdrawals after the youngest Annuitant reaches the Minimum Lifetime Income Age and the total withdrawals in a Contract Year are greater than the GWB Amount for that Contract Year, then the GWB Value will be reduced as described in the WITHDRAWALS IN EXCESS OF ANNUAL GWB AMOUNT provision of this Contract.

On each Automatic Step-Up Date shown on the Contract Schedule prior to the oldest Annuitant turning the Maximum Automatic Step-Up Age shown on the Contract Schedule, the GWB Value is compared to the Contract Value to determine whether the GWB Value should be increased. If the Contract Value is lower than the GWB Value, the GWB Value will not change. If the Contract Value is greater than the GWB Value, the GWB Value will be automatically increased to equal the Contract Value. If you make a withdrawal on the Contract Anniversary, the withdrawal will be deducted from the Contract Value after it is compared to the GWB Value.

If the Contract has two Annuitants and the oldest Annuitant dies before the Contract Anniversary that falls on or after him or her turning the Maximum Automatic Step-Up Age, the surviving Annuitant's age will be used. If the oldest Annuitant dies on or after the Contract Anniversary that falls on or after him or her turning the Maximum Automatic Step-Up Age, the GWB Value shall not be compared to the Contract Value and will not increase.

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Any new GWB Value will be used to determine the GWB Amount for the rest of that
Contract Year once the youngest Annuitant has reached the Minimum Lifetime Income Age and a Withdrawal Percentage has been established by your first withdrawal of a GWB Amount.

WITHDRAWALS BEFORE YOUNGEST ANNUITANT REACHES THE MINIMUM LIFETIME INCOME AGE

You are not eligible to withdraw any part of the GWB Amount until the youngest Annuitant reaches the Minimum Lifetime Income Age.

If you make a withdrawal before the youngest Annuitant reaches the Minimum Lifetime Income Age, the GWB Value is reduced by a percentage determined by dividing the Gross Withdrawal amount by the Contract Value at time of the withdrawal.

We calculate the new GWB Value as follows:

    (1)At the end of the Valuation Period in which you make the Gross Withdrawal, we divide the Gross Withdrawal by what the Contract Value would have been at the end of the Valuation Period had you not taken the withdrawal. The result is the percentage factor used to calculate the reduction in the GWB Value.

    (2)Multiply the percentage determined in (1) by the GWB Value immediately before the Gross Withdrawal. The result is the amount by which the old GWB Value is reduced.

WITHDRAWALS IN EXCESS OF ANNUAL GWB AMOUNT

If you withdraw more than the GWB Amount in any Contract Year on or after the youngest Annuitant reaches the Minimum Lifetime Income Age, the GWB Value will only be reduced by an amount equal to the percentage determined by dividing the portion of a Gross Withdrawal that is in excess of the GWB Amount for that Contract Year ("excess Gross Withdrawal") by the Contract Value at time of the excess Gross Withdrawal, as described below.

The new GWB Value following an excess Gross Withdrawal is calculated as follows:

    (1)Determine the portion of the most recent Gross Withdrawal that in combination with the sum of all Gross Withdrawals taken in the current Contract Year, exceeds the GWB Amount for that Contract Year.

    (2)Determine what the Contract Value would have been at the end of the Valuation Period prior to taking the most recent Gross Withdrawal less the portion of the most recent Gross Withdrawal that is eligible to be applied to the GWB Amount in that Contract Year.

    (3)Determine the percentage reduction in GWB Value by dividing the amount determined in (1) by the amount determined in (2).

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    (4)Multiply the percentage determined in (3) by the GWB Value prior to the withdrawal.

    (5)Take the GWB Value prior to the Gross Withdrawal and reduce it by the amount determined in (4). This will result in a new GWB Value.

If the Contract is a Qualified Contract and you elect to receive your minimum required distributions under the Code through our Systematic Withdrawal Process described in the SYSTEMATIC WITHDRAWAL PROGRAM provision of this Contract, the reference to GWB Amount in (1) and (2) above shall mean "the greater of the GWB Amount or any minimum required distribution under the Code determined exclusively by us from the Contract Value."

Any Premium and Other Tax amount that we deduct from your Contract Value will not be treated as a Withdrawal in Excess of Annual GWB Amount.

SYSTEMATIC WITHDRAWAL PROGRAM AND MRD WITHDRAWALS FOR QUALIFIED CONTRACTS

You may use our Systematic Withdrawal Program form to make withdrawals in an amount up to your eligible GWB Amount on a periodic basis.

Systematic Withdrawals must be at least the Minimum Systematic Partial Withdrawal shown on the Contract Schedule on a monthly, quarterly, semi-annual or annual basis.

Withdrawals under the program are taken from the Investment Options in accordance with our administrative rules, which we may change from time to time. Currently, withdrawals under the program will be taken proportionately from all your interests in the Investment Options. If you make an additional withdrawal that is not part of a Systematic Withdrawal Program, we will terminate the program for the remainder of the Contract Year and thereafter. You may re-enroll in the program in the next Contract Year or thereafter.

If your Contract is a Qualified Contract and you are subject to minimum required distributions ("MRD") under the Code, you must agree to receive your MRD through our Systematic Withdrawal Program so that we do not treat that part of your MRD that exceeds the GWB Amount as an excess Gross Withdrawal. In order to receive the greater of your eligible GWB Amount or MRD, you must agree to the following conditions.

    (1)You must elect to receive the greater of the GWB Amount and the MRD on a Systematic Withdrawal basis and you authorize us to calculate the MRD for you.

    (2)The MRD for a calendar year will be determined by us exclusively from the Contract Value.

    (3)No MRD withdrawal under the Contract may occur until after December 31/st/ of the calendar year in which your Contract was issued (i.e. Contract Date).

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    (4)If the Contract was purchased prior to your reaching age 70 1/2 , your first MRD must be withdrawn in the calendar year in which you reach age 70 1/2 even though the Code allows you to delay your first MRD until April 1/st/ of the calendar year following the year you reach age
       70 1/2. We require this so that only one calendar year's MRD will qualify for the exception we allow for withdrawals in excess of the GWB Amount.

    (5)If you make a withdrawal other than through this Systematic Withdrawal Program, you will no longer be eligible to receive the greater of the MRD or GWB Amount and any withdrawals in excess of the GWB Amount will be considered excess Gross Withdrawals and could cause a reduction in GWB Value as described in the WITHDRAWALS IN EXCESS OF ANNUAL GWB AMOUNT provision of this Contract.

We reserve the right to limit or modify this Systematic Withdrawal Program if we determine that the program will cause us to distribute, in any Contract Year, an amount more than the greater of the GWB Amount or the MRD for any calendar year that overlaps with a Contract Year.

We reserve the right to modify or discontinue the Systematic Withdrawal Program at any time except as necessary to meet MRD withdrawals as described above.

CONVERSION TO ANNUITY INCOME OF GWB AMOUNT PAYMENTS

If the Contract Value is reduced to zero because you make a full withdrawal and total withdrawals in that Contract Year (including the withdrawal that reduces the Contract Value to zero) do not exceed the GWB Amount, we will convert the Contract to an Annuity Income Option. For the remainder of the Contract Year that the Contract Value is reduced to zero, we will pay you the difference between your GWB Amount and total prior withdrawals in that Contract Year, and then, on the first day of the calendar month on or after your next Contract Anniversary, the Contract will convert to an Annuity Income Option that will pay you an annual amount equal to your GWB Amount for so long as any Annuitant is still alive.

If you are receiving GWB Amount payments through our Systematic Withdrawal Program and a Systematic Withdrawal causes this provision to apply, we will continue to pay your GWB Amount as a GWB Amount Annuity Income on the same day of the month for the period you selected under the Systematic Withdrawal Program.

The resulting GWB Amount for future Contract Years will be paid in monthly Annuity Income as long as each monthly Annuity Income payment is at least the Minimum Initial Income Payment shown on the Contract Schedule.

We reserve the right to pay the GWB Amount as annual Annuity Income or in any other payment method that is mutually agreeable to you and us.

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On the death of the last surviving Annuitant, payments will continue to your
Beneficiary or Beneficiary's estate until the Beneficiary or Beneficiary's estate has received an amount equal to the Return of Purchase Payment death benefit defined below under DEATH BENEFIT DURING THE ACCUMULATION PHASE. Once Annuity Income begins, the amount of the Return of Purchase Payment death benefit will be reduced by the amount of each annuity income payment. Such payments shall be equal in amount, except for the last payment, which will be in an amount necessary to reduce the amount of the Return of Purchase Payment death benefit defined below to zero. The period over which payments will be made under this provision will be subject to the provisions stated below under REQUIRED DISTRIBUTIONS UPON DEATH OF OWNER.

Notwithstanding the above, the following shall apply:

In the case of a Qualified Contract, subject to required minimum distributions during the Annuitant's life under Section 401(a)(9) of the Code and the Regulations thereunder, in lieu of any other income Annuity otherwise payable under this section, we will make non-increasing income payments in an amount greater than the GWB Amount each year where required to ensure that an amount equal to the Return of Purchase Payment death benefit is entirely paid out over a period no longer than that provided under the Uniform Lifetime Table under
Section 1.401(a)(9)-9 of the Income Tax Regulations. Once the Return of Purchase Payment death benefit has been paid out as income payments and provided that the Annuitant or joint Annuitant is still alive, we will continue making non-increasing income payments in an amount equal to the GWB Amount each year for as long as either the Annuitant or joint Annuitant is living. Where the Annuitant and any joint Annuitant (if applicable) have both died during the permissible guarantee period and there is any remaining amount of the Return of Purchase Payment death benefit to be paid out, such amount will continue to be paid out in amounts equal to the amount of each income payment prior to the last death of the Annuitant and joint Annuitant (if applicable) until the amount of the Return of Purchase Payment death benefit has been paid out as income payments; except that the last income payment may be less than the income payment amount being paid out during the permissible guarantee period.

In the case of a Non-qualified Contract, on the death of the Annuitant (if there is no joint Annuitant) or on the last death of the Annuitant and joint Annuitant, any remaining guaranteed payments will be paid out in non-increasing amounts over a period no longer than the Beneficiary's remaining life expectancy within the meaning of section 72 of the Code and the Regulations thereunder. In the case of a Beneficiary which is a non-natural person, unless a longer period is permitted under the federal income tax rules, such amounts must be paid out in non-increasing payments within five (5) years of the date of such death. In all instances, such payments shall be equal in amount, except for the last payment, which will be in an amount necessary to reduce the amount of the Return of Purchase Payment death benefit to zero.


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                  DEATH BENEFIT DURING THE ACCUMULATION PHASE

The death benefit will be paid to your Beneficiary/Beneficiaries upon the last surviving Annuitant's death. The Beneficiary/Beneficiaries must elect the death benefit to be paid under one of the options below.

There are two death benefit options under this Contract.

Option 1. The first option is a Contract Value death benefit equal to the Contract Value as determined as of the end of the Business Day on which we receive due proof of death and an election by a Beneficiary for the payment method. The death benefit amount in the Variable Account remains in the Variable Account until distribution begins. From the time the death benefit is determined until complete distribution is made, any amount of the death benefit in the Variable Account will continue to be subject to investment risk. This risk is borne by the Beneficiary/Beneficiaries.

Option 2. The second option is a Return of Purchase Payment death benefit equal to the Purchase Payment reduced by withdrawals as defined hereafter.

    (1)If total withdrawals in a Contract Year do not exceed the GWB Amount for that same Contract Year, the Return of Purchase Payment death benefit is reduced by the amount of the withdrawal(s).

    (2)If you make withdrawals in a Contract Year before the youngest Annuitant reaches the Minimum Lifetime Income Age, the Return of Purchase Payment death benefit will be reduced as described above in WITHDRAWALS BEFORE YOUNGEST ANNUITANT REACHES THE MINIMUM LIFETIME INCOME AGE provision of this Contract by substituting GWB Value with Return of Purchase Payment death benefit.

    (3)If you make withdrawals in a Contract Year after the youngest Annuitant reaches the Minimum Lifetime Income Age and the total withdrawals in a Contract Year are greater than the GWB Amount for that Contract Year, then the Return of Purchase Payment death benefit will first be reduced by the amount of the GWB Amount for that Contract Year. The Return of Purchase Payment death benefit will then be reduced for any withdrawals in excess of the GWB Amount for that Contract Year as follows:

           (a)Determine the portion of the most recent Gross Withdrawal that in combination with the sum of all Gross Withdrawals taken in the current Contract Year, exceeds the GWB Amount for that Contract Year.

           (b)Determine what the Contract Value would have been at the end of the Valuation Period prior to taking the most recent Gross Withdrawal less the portion of the most recent Gross Withdrawal that is eligible to be applied to the GWB Amount in that Contract Year.

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           (c)Determine the percentage reduction in Return of Purchase Payment death benefit by dividing the amount determined in (a) by the amount determined in (b).

           (d)Multiply the percentage determined in (c) by the Return of Purchase Payment death benefit prior to the excess withdrawal.

           (e)Take the Return of Purchase Payment death benefit prior to the excess withdrawal and reduce it by the amount determined in
              (d) above.

The Return of Purchase Payment death benefit will be paid to your Beneficiary in monthly payments or at any frequency acceptable to your Beneficiary and us (but not less than annually). Such installment payments shall be equal in amount, except for the last payment, which will be in an amount necessary to reduce the Return of Purchase Payment death benefit to zero. Except to the extent required under federal income tax law, the total annual payment will not exceed the GWB Amount. For purposes of determining the GWB Amount hereunder, if the last surviving Annuitant dies prior to a Withdrawal Percentage being determined, the last surviving Annuitant's age at time of death will be used for determining the Withdrawal Percentage. If the last surviving Annuitant's death occurs prior to reaching the Minimum Lifetime Income Age, the lowest Withdrawal Percentage shown on the Contract Schedule will be used. If your Beneficiary dies while such payments are made, the payments will continue to the Beneficiary's estate unless such other designee has been agreed to by us in writing.

Notwithstanding the above and subject to our administrative procedures, we will pay a death benefit equal to the Contract Value death benefit if the Contract Value death benefit is greater than the sum of payments to be received under the Return of Purchase Payment death benefit.

The death benefit must be distributed in accordance with the applicable provisions of the Code described in the REQUIRED DISTRIBUTIONS ON DEATH OF OWNER provision of this Contract.

Before we make payment of a death benefit to any Beneficiary, we must receive at our Annuity Service Center due proof of death (generally a death certificate) for each Owner (Annuitant if the Contract is owned by a Grantor Trust), an election for the payment option and any required tax withholding and other forms. We may seek to obtain a death certificate directly from the appropriate governmental body if we believe that any Owner (Annuitant if the Contract is owned by a Grantor Trust) may have died.

If a Beneficiary has been designated to receive a specified fraction of the death benefit, we will pay that fraction as determined on the date of payment.

Once we have received due proof of death, we will, upon Notice to us, pay any Beneficiary who has provided us with required tax withholding and other forms.

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PROOF OF DEATH

We will require due proof of death before any death benefit is paid. Due proof of death will be:

    (1)a certified death certificate;

    (2)a certified decree of a court of competent jurisdiction as to the finding of death;

    (3)a written statement by a licensed medical doctor who attended the deceased; or

    (4)any other proof satisfactory to us.

Any death benefit will be paid in accordance with applicable law or regulations governing death benefit payments.

                  REQUIRED DISTRIBUTIONS UPON DEATH OF OWNER

Federal tax law requires that if any Owner dies before the Annuity Date, the entire Contract Value or other death benefit payable must be distributed within five years after the Owner's death.

However, this requirement does not apply to a surviving Owner or to any Beneficiary designated by the Owner if (1) the Beneficiary's or surviving Owner's entire interest is payable over the Beneficiary's or surviving Owner's lifetime (or a period not extending beyond the life expectancy of the Beneficiary or surviving Owner) by electing annuitization within 60 days of the date of death with distributions beginning within one year of the date of death, or (2) the Beneficiary or surviving Owner is the surviving spouse of the deceased Owner, in which case the spouse may elect to continue the Contract as the Owner.

If the surviving spouse is the joint Annuitant, the Contract is automatically continued. If the Contract is a Qualified contract and the surviving Annuitant is Attained Age 95 or older on the day we receive due proof death, Contract continuance is not available. In this case, the surviving Annuitant may elect a death benefit as set forth above under DEATH BENEFIT DURING THE ACCUMULATION PHASE.

For qualified contracts, the distribution of the Owner's interest in the Contract shall be made in accordance with the special rules found in the IRA Endorsement and such rules will supersede any rules to the contrary in this Contract.

         SPECIAL RULES FOR CONTRACTS HELD BY REVOCABLE GRANTOR TRUSTS

The following rules apply if the Contract is held by a revocable grantor trust, and any conflicting provisions of this Contract are superseded.

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

We will issue Contracts to revocable grantor trusts. There are special provisions that apply to these Contracts. The trust must be the Owner, and a second Owner cannot be added. At issue, the grantor of the trust must be an Annuitant and the grantor's spouse may be named as a joint Annuitant.

The Annuity Date is shown on the Contract Schedule and shall be based on the grantor's birthday, or an earlier date chosen by the Owner.

The Contract is issued on the basis of a representation from the grantor that the revocable grantor trust is for the sole benefit of the grantor/Annuitant. This is to ensure that the Contract qualifies as an annuity for purposes of federal income tax law.

Death of an Annuitant before the Annuity Date will trigger the provisions set forth immediately above in REQUIRED DISTRIBUTIONS UPON DEATH OF OWNER, with the Annuitant treated as the Owner for purposes of those provisions.

                              ANNUITY PROVISIONS

ANNUITY DATE

When your Contract is issued we will set the Annuity Date as shown on the Contract Schedule under Annuity Requirements. You may change the Annuity Date to an earlier date by sending Notice to us. We must receive the Notice at least 30 days before the Annuity Date you select.

As long as the Owner's death occurs before the Annuity Date, a surviving spouse continuing the Contract as his or her own may change the Annuity Date as shown on the Contract Schedule under Annuity Requirements by using his/her age as the determining age.

We will pay you Annuity Income in monthly installments (or any other frequency allowed by us) starting on the Annuity Date for the life or lives of the Annuitant(s) and your Contract will no longer have a Contract Value.

ANNUITY INCOME OPTIONS

Unless you elect another Annuity Income Option prior to the Annuity Date or you elect an earlier Annuity Date than the date stated on the Contract Schedule, the Contract will default to Annuity Income Option (1).

The Contract offers the following two Annuity Income Options:

Option 1.  On the Annuity Date, we compare the amount of the Return of Purchase
_________
Payment death benefit to the Contract Value. If the amount of the Return of Purchase Payment death benefit is greater than or equal to the Contract Value, you will receive Annuity Income equal to Option (1)(a). Otherwise, you will receive Annuity Income equal to Option (1)(b).

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Option 1(a) Annuity Income Option (1)(a) is your eligible GWB Amount that will
___________
be paid to you as Annuity Income until there is no longer any living Annuitant. On the death of the last surviving Annuitant, payments will continue to your Beneficiary or Beneficiary's estate until an amount equal to the Return of Purchase Payment death benefit has been paid out. Such payments shall be equal in amount, except for the last payment, which will be in an amount necessary to reduce the Return of Purchase Payment death benefit to zero. The period over which payments will be made will be subject to the provisions stated above under REQUIRED DISTRIBUTIONS UPON DEATH OF OWNER.

Notwithstanding the above, the following shall apply:

In the case of a Qualified Contract, subject to minimum required distributions during the Annuitant's life under Section 401(a)(9) of the Code and the Regulations thereunder, in lieu of any other income Annuity otherwise payable under this section, we will make non-increasing income payments in an amount greater than the GWB Amount each year where required to ensure that the amount of the Return of Purchase Payment death benefit is entirely paid out over a period no longer than that provided under the Uniform Lifetime Table under
Section 1.401(a)(9)-9 of the Income Tax Regulations. Once the amount of the Return of Purchase Payment death benefit has been paid out as income payments and provided that the Annuitant or joint Annuitant is still alive, we will continue making non-increasing income payments in an amount equal to the GWB Amount each year for as long as either the Annuitant or joint Annuitant is living. Where the Annuitant and any joint Annuitant (if applicable) have both died during the permissible guarantee period and there is any remaining amount of the Return of Purchase Payment death benefit to be paid out, such amount will be continue to be paid out to the Beneficiary in amounts equal to the amount of each income payment prior to the last death of the Annuitant and joint Annuitant (if applicable) until the amount of the Return of Purchase Payment death benefit has been paid out as income payments; except that the last income payment may be less than the income payment amount being paid out during the permissible guarantee period.

In the case of a Non-qualified Contract, on the death of the Annuitant (if there is no joint Annuitant) or on the last death of the Annuitant and joint Annuitant, any remaining guaranteed payments will be paid out to the Beneficiary in non-increasing amounts over a period no longer than the Beneficiary's remaining life expectancy within the meaning of section 72 of the Code and the Regulations thereunder. In the case of a Beneficiary which is a non-natural person, unless a longer period is permitted under the federal income tax rules, such amounts must be paid out in non-increasing payments within five (5) years of the date of such death. In all instances, such payments shall be equal in amount, except for the last payment, which will be in an amount necessary to reduce the amount of the Return of Purchase Payment death benefit to zero.

Option 1(b).  On the Annuity Date, Annuity Income Option (1)(b) is the greater
____________
of (i) your eligible GWB Amount that will be paid to you as Annuity Income and
(ii) your Contract Value determined as of the Annuity Date, less Premium and Other Taxes, applied to annuity income purchase rates that will be paid to you monthly as Annuity Income. Annuity Income under this Option 1(b) will continue until there is no longer any living Annuitant.

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If on the death of the last surviving Annuitant the total of all Annuity Income provided on or after the Annuity Date is less than the Contract Value at the end of the Annuity Date Valuation Period, we will refund the difference in a lump sum to your Beneficiary (or if there is no living Beneficiary to the Beneficiary's estate).

Annuity Income Option 1 is only available on the latest possible Annuity Date unless the Contract is converted to an Annuity Income Option as described in the CONVERSION OF GWB AMOUNT PAYMENTS provision of this Contract.

Option 2.  You may have the Contract Value determined as of the Annuity Date,
_________
less Premium and Other Taxes, applied to annuity income purchase rates that will pay you monthly Annuity Income until there is no longer any living Annuitant or for 120 monthly payments, whichever is longer.

If the surviving Annuitant dies before we have made all Annuity Income due under the Contract, any remaining Annuity Income will be paid to the Beneficiary or if there is no living Beneficiary to the Beneficiary's estate. The Beneficiary or estate may choose instead to receive the present value of the remaining Annuity Income in a lump sum. The lump sum amount will be the present value of the remaining guaranteed Annuity Income payments, if any.

Annuity payments will not be less than those that would be provided by the application of the Contract Value to purchase a single consideration immediate annuity contract of the same type as the Annuity Income Option elected, which is offered by Us or our affiliates on the Annuity Date to the same class of annuitants.

Annuity Income Option 2 is available on any Annuity Date. If elected, benefits under the Guaranteed Withdrawal Benefit For Life feature will terminate.

Annuity Income will begin on the Annuity Date if no Owner has died before then and the Contract Value or annual GWB Amount is sufficient to provide you with an initial monthly income payment of at least the Minimum Initial Income Payment. Annuity Income will also begin on the Annuity Date if an Owner dies before the Annuity Date where the Contract was jointly owned, and the surviving spouse/Annuitant automatically continues the Contract as his or her own.

In all other cases involving the death of an Owner, the Contract must be distributed in accordance with the applicable provisions of the Code described in the REQUIRED DISTRIBUTIONS ON DEATH OF OWNER provision of this Contract.

The Owner's estate, or the Owner for contracts owned by trusts, will be responsible to notify us of the death of the last surviving Annuitant and to repay any Annuity Income we have made after that date and before we have been notified of the death of the last surviving Annuitant.

To provide Annuity Income, all Accumulation Units in the Investment Options will be redeemed and the redemption proceeds applied to annuity income purchase rates and will be based upon the age(s) and sex(es), as required by state law, of the Annuitant(s)

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living on the Annuity Date. All money used to support Annuity Income will be held in our general account thereafter.

If you have been receiving GWB Amounts through our Systematic Withdrawal Program prior to the latest possible Annuity Date, you may continue to receive the greater of your GWB Amount or the amount determined by your Contract Value applied to annuity income purchase rates under Annuity Income Option (1) as an annuity income option on the same periodic basis that you selected under our Systematic Withdrawal Program. However, if you have selected a period other than monthly, Annuity Income must be paid on the Annuity Date which may cause the payment period to fall on different months after the Annuity Date.

GWB WITHDRAWALS AND ANNUITY INCOME

You may make a partial withdrawal between the Contract Anniversary following your birthday immediately prior to the Annuity Date and the Annuity Date as long as the Gross Withdrawal is equal to or less than the GWB Amount for that Contract Year.

If you do this, we will accelerate your Annuity Date to the date of the withdrawal and pay you your entire GWB Amount for that Contract Year. In future Contract Years, we will pay Annuity Income on an annual basis according to the provisions of Annuity Income Option (1) or any other annuity income option that enables the Contract to comply with the Code.

If you request a withdrawal in excess of the GWB Amount between the Contract Anniversary following your birthday immediately prior to the Annuity Date and the Annuity Date, you are limited to a complete withdrawal, which will terminate any future GWB Amount payments or Annuity Income.

If the Contract Value or annual GWB Amount is not sufficient to provide you with a monthly income payment of at least $20, we will pay you the Contract Value without application of any Surrender Charge.

FREQUENCY AND AMOUNT OF ANNUITY INCOME

If the GWB Amount or Contract Value applied to an annuity income option on the Annuity Date is not enough to provide an initial monthly annuity income payment of at least the Minimum Initial Income Payment, we reserve the right to pay you in the form of annual annuity income payments or in any other payment method that is mutually agreeable to you and us.

ANNUITY INCOME PURCHASE RATES

The annuity income purchase rate for Annuity Income will be the greater of:

    (a)The guaranteed annuity income purchase rates set forth in this Contract; and

    (b)The annuity rates in effect on the Annuity Date for the same payment option.

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The monthly Annuity Income generated by Options 1(b)(ii) and 2 of this Contract are determined by applying the applicable annuity income purchase rate to the Contract Value after deductions for any applicable Premium and Other Taxes.

The interest and mortality basis for the guaranteed annuity income purchase rates is as follows:

  A. The interest rate used to determine the guaranteed annuity income purchase rates will be an annual rate of interest as shown on the Contract Schedule.

  B. The basis of mortality rates is shown on the Contract Schedule and will be based on the sex(es) and Attained Age(s) of the Annuitant(s) on the Annuity Date.

The guaranteed annuity income purchase rates will never be lower than those shown in the tables at the end of this Contract.

QUALIFIED CONTRACTS

If your Contract is a Qualified Contract, the Annuity Income Options described above may be limited or modified, to comply with requirements under the Code. Annuity Income Option (1)(b) will be modified as follows:

       (1)We will pay Annuity Income according to Annuity Income Option 1(b) provided that on the Annuity Date the Contract Value is greater than an amount equal to the Return of Purchase Payment death benefit and it qualifies under the Code. In general, the federal income tax regulations allow a Qualified Contract to offer the refund described under Annuity Income option (1)(b) only if the total future expected payments under the option exceed your Contract Value as of the Annuity Date. The total future expected payments are computed in accordance with federal income tax regulations by taking into account total Annuity Income expected to be made over the applicable distribution period determined under the Joint and Last Survivor Table in the case of two Annuitants or the Single Life Table in the case of one Annuitant.

       (2)Provided the Annuity Income amount is equal to Annuity Income Option 1(b)(ii) described above under Annuity Income Options and we determine that total future expected payments will not exceed your Contract Value as of the Annuity Date, we will pay the Annuity Income amount defined under Option 1(b)(ii) as Annuity Income until there is no longer any living Annuitant or for the applicable distribution period under the Uniform Lifetime Table, whichever is longer.

       (3)Provided the Annuity Income amount is equal to Annuity Income Option 1(b)(i) described above under Annuity Income Options and we determine that the total future expected payments will not exceed your Contract Value as of the Annuity Date, we will pay your eligible GWB Amount as Annuity Income until there is no longer any living Annuitant or, if longer, for a period not to

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          exceed the lesser of your Contract Value as of the Annuity Date divided by your eligible GWB Amount and the applicable distribution period under the Uniform Lifetime Table.

If Annuity Income Option (2) is selected by you and your Contract is a Qualified Contract, the 120 monthly payments will be limited to the applicable distribution period under the Uniform Lifetime Table.

We reserve the right to limit the maximum period we will pay guaranteed income to a whole number of years or whole number of months.

The Single Life Table, Joint and Last Survivor Table, and Uniform Lifetime Table may be found in federal income tax regulations section 1.401(a)(9)-9. We reserve the right to use any other life expectancy tables allowed by the Code and federal income tax regulations.

We reserve the right to add to, limit or modify these annuity income options to comply with the Code and offer any other annuity income options that are mutually agreeable to you and us.

                     OWNERS, ANNUITANTS AND BENEFICIARIES

OWNERS

Owners have the right to (a) cancel the Contract during the Free Look Period;
(b) allocate the Purchase Payment among the Investment Options; (c) reallocate the Contract Value among the Investment Options; (d) make withdrawals if the Contract has a Contract Value; (e) change Beneficiary/Beneficiaries (except that a Beneficiary designated as irrevocable may not be changed without the Beneficiary's consent); and (f) to the extent required by applicable law, instruct us how to vote shares of the Funds attributable to the Contract.

Joint Owners must be spouses on the Contract Date.

You may not remove an Owner unless the removal is pursuant to a court order.

For Contracts with two Owners, withdrawals, changes of the Annuity Date and changes of Beneficiaries can be made only by both Owners acting together. Either Owner may exercise any other right under the Contract.

ANNUITANTS

The Owner(s) must be the Annuitant(s). If the Contract is owned by a revocable grantor trust the grantor of the trust must be the Annuitant. You may name a joint Annuitant as long as the joint Annuitant is the spouse of the Annuitant on the Contract Date. You may not add or remove the Annuitant(s) after the Contract Date unless the removal is pursuant to a court order.

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Your eligibility for benefits under the Guaranteed Withdrawal Benefit For Life feature is determined by the age of the Annuitant(s).

The GWB Amount that is available once you are eligible under the Guaranteed Withdrawal Benefit For Life feature depends on a number of factors, including the number of Annuitants on the Contract Date and the age of the youngest Annuitant when your first withdrawal is made.

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BENEFICIARIES

The Owner(s) name(s) a Beneficiary or Beneficiaries in the application, and can change Beneficiaries later.

If the Contract has a joint Annuitant, the joint Annuitant will be treated as the primary Beneficiary over any other named Beneficiaries.

If all the Owners die before the Annuity Date, we will pay the death benefit, less any applicable taxes, to the Beneficiary or Beneficiaries who survive all the Owners. If a Beneficiary survives all the Owners but does not live long enough to receive payment from us, we will pay the Beneficiary's estate.

Owner(s) must indicate in percentages what portion of the death benefit each Beneficiary is to receive. If the total does not equal 100%, each Beneficiary's share will be determined by using a fraction, the numerator of which is the stated percentage for that Beneficiary, and the denominator of which is the total of the percentages indicated by the Owner(s).

Beneficiary designations must be in a form acceptable to us. We reserve the right to reject any Beneficiary designation that we deem to be unadministerable or which may include designations that contain contingencies that could delay payment or designations that would require us to refer to external documents or the outcome of legal proceedings. Any change in the Beneficiary designation is effective on the date the Notice was signed, subject to receipt by us.

                              GENERAL PROVISIONS

ENTIRE CONTRACT

This Contract is the entire contract between You and us. No change in or waiver of the provisions of the Contract is valid unless the change or waiver is signed by the President or the Secretary or Secretary of MetLife.

WRITTEN NOTICE TO THE ANNUITY SERVICE CENTER

Whenever any Notice to us is required under the Contract, we will not be liable for any action we take before Notice to us is received.

MISSTATEMENT OF AGE OR SEX

If an Annuitant's age or sex has been misstated, we will adjust the amount of monthly Annuity Income to the amount that would have been provided at the correct age or sex. Once Annuity Income has begun, any overpayments or underpayments, with interest at 6% per annum, will be, as appropriate, deducted from or added to the payment or payments made after the adjustment.

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If an Annuitant's age has been misstated we will adjust the GWB Amount to reflect the actual age.

If we have previously overpaid GWB Amounts and the GWB Amounts have been converted to an annuity income option as described in the CONVERSION TO ANNUITY INCOME OF GWB AMOUNT PAYMENTS provision of this Contract, we will withhold and apply any future GWB Amounts until we have recovered the amount of the overpayment. If the Contract has terminated, we reserve the right to recover the amount of any overpayment from your estate.

If we have previously underpaid GWB Amounts and the GWB Amounts have been converted to an annuity income option as described in the CONVERSION TO ANNUITY INCOME OF GWB AMOUNT PAYMENTS provision of this Contract, we will make a lump sum payment equal to the amount previously underpaid plus interest at 6% per annum, compounded annually.

REPORTS TO OWNER(S)

Before the Annuity Date, we will send you a statement showing your Contract Value and any other information required by applicable state law at least once each calendar year.

You should immediately verify the accuracy of the information contained in these statements and in any confirmations you may receive for individual transactions. If you find a discrepancy with respect to any transaction, you should notify us at our Annuity Service Center immediately.

We will not be responsible for losses after 15 calendar days from the first time we mail any statement or confirmation containing details of the transaction.

Also, to the extent required by the Investment Company Act of 1940, twice each year we will send you semiannual reports for the Variable Account containing financial information for the Variable Account and lists of securities held by the Funds.

PROTECTION OF PROCEEDS

Payments under this Contract may not be assigned by any Beneficiary before they become payable. To the extent allowed by law, payments are not subject to the claims of creditors or to legal process.

POSTPONEMENT OF PAYMENT

We will generally pay any withdrawal within seven days after we receive Notice requesting a withdrawal in good order.

We may delay payment if (a) the disposal or valuation of the assets in an Investment Option is not reasonably practicable because the New York Stock Exchange is closed for other than a regular holiday or weekend, trading on the New York Stock Exchange is restricted by the SEC, or the SEC declares that an emergency exists as a result of which disposal of securities held in the Variable Account is not reasonably practicable or

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

it is not reasonably practicable to determine the value of the Variable Account's net assets; or (b) the SEC by order permits the postponement of payment to protect our Owners.

We will generally send: (1) any withdrawal amount on the first Business Day after the end of the Valuation Period during which we receive Notice of the withdrawal request; (2) each Annuity Income payment on the first Business Day after the Annuity Date; and (3) any lump sum distributions to Beneficiaries within seven days of the day we receive Notice in good order requesting the withdrawal. Payments delayed for 10 days or longer will be credited with interest at a rate at least equal to the minimum rate required by New York law.

We reserve the right, at our option, to defer the payment of any cash surrender value in accordance with the deferment provisions of the federal Investment Company Act of 1940, as amended.

BASIS OF VALUES

All values are at least as great as those required by the law of the state in which this Contract is delivered.

NON-PARTICIPATING

This Contract does not participate in the profits or surplus of Metropolitan Life Insurance Company.

MODIFICATION OF THE CONTRACT

This Contract may be modified by us in order to maintain compliance with applicable state and federal law. Your Contract is intended to comply with the Code and will be interpreted accordingly. We reserve the right to amend the Contract so as to comply with the provisions of the federal income tax law. This Contract may be changed or altered only in writing signed by our President or our Secretary.

ASSIGNMENT

A Qualified Contract may not be assigned.

A Non-qualified Contract may not be sold, gifted, transferred, or assigned, and any purported gift, transfer or assignment will be void, except as follows:
(a) the Contract may be assigned to an insurance company, regulated as such under the insurance laws of one of the United States, solely for the purpose of effecting a tax-free exchange under section 1035 of the Code; (b) a Contract owned by a revocable grantor trust may be transferred to the grantor or another revocable grantor trust where the grantor is the same individual; and (c) a Contract owned by one individual may be transferred to a revocable grantor trust of which the individual is the grantor.

NOTIFICATION OF DEATH

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We are not responsible for any action we take before we are notified of a death. If there are two Owners, each is responsible for notifying us of the death of the other Owner and the death of any Annuitant.

If all the Owners die, the Beneficiaries are responsible for notifying us of the death(s). If we provide too many GWB Amount payments or Annuity Income payments because we are not notified of an Annuitant's death, we may take legal action to recover the overpayment.

PROOF OF SURVIVAL

If any payment under this Contract depends on an Annuitant or other recipient being alive on a given date, we may require proof of survival before making the payment.

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

ANNUITY TABLES

                      DOLLAR AMOUNT OF THE ANNUITY INCOME
                            FOR EACH $1,000 APPLIED
                        GUARANTEED MONTHLY FIXED INCOME

                SINGLE LIFE ANNUITY WITH 120 MONTHS GUARANTEED

           ANNUITANT                      ANNUITANT
              AGE    MALE   FEMALE           AGE    MALE FEMALE
           --------- ----   ------        --------- ---- ------
              60     3.18    2.93            81     5.90  5.47
              61     3.26    2.99            82     6.08  5.67
              62     3.34    3.07            83     6.26  5.87
              63     3.43    3.14            84     6.45  6.07
              64     3.52    3.22            85     6.63  6.28
              65     3.61    3.30            86     6.81  6.49
              66     3.71    3.39            87     6.99  6.70
              67     3.82    3.49            88     7.16  6.90
              68     3.93    3.58            89     7.33  7.10
              69     4.05    3.69            90     7.49  7.29
              70     4.17    3.80            91     7.64  7.47
              71     4.30    3.91            92     7.78  7.64
              72     4.44    4.03            93     7.91  7.79
              73     4.58    4.16            94     8.03  7.93
              74     4.72    4.30            95     8.14  8.05
              75     4.88    4.44
              76     5.03    4.59
              77     5.20    4.75
              78     5.37    4.92
              79     5.54    5.10
              80     5.72    5.28

           JOINT AND SURVIVOR LIFE ANNUITY WITH 120 MONTHS GUARANTEED

             MALE
           ANNUITANT FEMALE ANNUITANT AGE
           --------- --------------------
              AGE     60      65     70      75      80    85    90   95
           --------- ----   ------  ----  --------- ---- ------ ---- ----
              60     2.62    2.77   2.90    3.01    3.08  3.13  3.16 3.17
              65     2.72    2.93   3.12    3.29    3.43  3.52  3.57 3.60
              70     2.80    3.06   3.33    3.59    3.81  3.98  4.08 4.14
              75     2.85    3.16   3.50    3.87    4.21  4.50  4.70 4.81
              80     2.88    3.22   3.63    4.09    4.58  5.04  5.38 5.58
              85     2.90    3.26   3.71    4.25    4.88  5.52  6.05 6.38
              90     2.92    3.29   3.76    4.35    5.08  5.88  6.60 7.09
              95     2.92    3.30   3.78    4.41    5.20  6.11  6.98 7.60

Basis = Annuity 2000 Mortality Table, 1.0% annual interest.

The amount of Annuity Income for any age or combination of ages not shown in the Annuity Tables will be furnished on request.

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                                ANNUITY TABLES
                      DOLLAR AMOUNT OF THE ANNUITY INCOME
                            FOR EACH $1,000 APPLIED
                        GUARANTEED MONTHLY FIXED INCOME

                     SINGLE LIFE ANNUITY WITH CASH REFUND

              ANNUITANT
                 AGE    MALE FEMALE
              --------- ---- ------
                 95     7.13  6.97

              JOINT AND SURVIVOR LIFE ANNUITY WITH CASH REFUND

                MALE
              ANNUITANT      FEMALE ANNUITANT AGE
              --------- -------------------------------
                 AGE     60    65    70   75   80   85   90   95
              --------- ---- ------ ---- ---- ---- ---- ---- ----
                 60     n/a   n/a   n/a  n/a  n/a  n/a  n/a  2.84
                 65     n/a   n/a   n/a  n/a  n/a  n/a  n/a  3.13
                 70     n/a   n/a   n/a  n/a  n/a  n/a  n/a  3.50
                 75     n/a   n/a   n/a  n/a  n/a  n/a  n/a  3.96
                 80     n/a   n/a   n/a  n/a  n/a  n/a  n/a  4.52
                 85     n/a   n/a   n/a  n/a  n/a  n/a  n/a  5.19
                 90     n/a   n/a   n/a  n/a  n/a  n/a  n/a  5.91
                 95     2.70  2.98  3.32 3.76 4.32 5.02 5.80 6.53

Basis = Annuity 2000 Mortality Table, 1.0% annual interest.

The amount of Annuity Income for any age or combination of ages not shown in the Annuity Tables will be furnished on request.

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                           DEFERRED VARIABLE ANNUITY

                       MODIFIED SINGLE PURCHASE PAYMENT
                         VARIABLE ACCUMULATION VALUES
                         FIXED ANNUITY INCOME PAYMENTS
                    GUARANTEED WITHDRAWAL BENEFIT FOR LIFE
                               NONPARTICIPATING

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. (SEE CONTRACT VALUE, PAGE 11).

                      METROPOLITAN LIFE INSURANCE COMPANY
                               [200 Park Avenue
                              New York, NY 10166]